Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion by reference in this Registration Statement of Innventure, Inc. (formerly known as Learn SPAC HoldCo. Inc.) on Form S-8 of our report dated April 4, 2024, with respect to our audits of the financial statements of Learn CW Investment Corporation (the “Company”) as of December 31, 2023 and 2022 and for the years then ended, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which report appears in the prospectus filed on November 12, 2024, relating to the Registration Statement of Innventure, Inc. on Form S-1.

/s/ Marcum LLP
Marcum LLP
New York, NY
December 9, 2024